Exhibit 1
JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of September 3, 2010, is entered into by and among BAM Capital, LLC, a Delaware limited liability company, BAM Management, LLC, a Delaware limited liability company, BAM Opportunity Fund, L.P., a Delaware limited partnership, Ross Berman, an individual, and Hal Mintz, an individual (all of the foregoing are collectively referred to herein as the "BAM Entities").

Each of the BAM Entities may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G (and amendments thereto) with respect to shares of common stock, par value $0.0001 per share, of Boise Inc., a Delaware corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the BAM Entities upon one week's prior written notice or such lesser period of notice as the BAM Entities may mutually agree.

Executed and delivered as of the date first above written.

BAM Opportunity Fund, L.P.

By:  BAM Capital, LLC, its General Partner

By: /s/ Hal Mintz
      Name:  Hal Mintz
      Title:   Managing Member

BAM Capital, LLC

By: /s/ Hal Mintz
       Name:  Hal Mintz
       Title:  Managing Member

BAM Management, LLC

By: /s/ Hal Mintz
       Name:  Hal Mintz
       Title:  Managing Member

/s/ Ross Berman
Ross Berman

/s/ Hal Mintz
 Hal Mintz